(Peoples Bancoro logo)
                                 PEOPLES BANCORP
              212 West Seventh Street o Auburn, Indiana 46706-1723
                    Phone: (219)925-2500 o Fax: (219)925-1733



                                                               December 11, 1997


Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Peoples Bancorp, the holding company for Peoples Federal Savings Bank of DeKalb County. The meeting will be held at the Greenhurst Country Club, located at 1740 North Main Street, Auburn, Indiana 46706, on Wednesday, January 14, 1998, at 2:00 p.m. local time.

As described in the accompanying materials, the stockholders are being asked at the annual meeting to elect two Directors and approve the appointment of the Company's independent auditors. During the meeting, members of the Company's management will also report on operations and other matters affecting the Company and will be available to respond to stockholders' questions.

Your vote is very important regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Peoples Bancorp is sincerely appreciated.

Sincerely,

Roger J. Wertenberger
Chairman of the Board

                             (Peoples Bancorp logo)
                                 PEOPLES BANCORP
                               212 West 7th Street
                              Auburn, Indiana 46706

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on January 14, 1998


         NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Peoples Bancorp (the "Company"), the holding company for Peoples Federal Savings Bank of DeKalb County (the "Bank"), will be held at the Greenhurst Country Club, 1740 North Main Street, Auburn, Indiana, on Wednesday, January 14, 1998, at 2:00 p.m., local time, for the following purposes:

      1. To elect two directors.

      2. To approve the appointment of Geo. S. Olive & Co. LLC, independent certified public accountants, as the auditors of the Company for the fiscal year ending September 30, 1998.

      3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

         The Board of Directors has selected November 30, 1997, as the record date for the annual meeting. Only those stockholders of the Company of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Carole J. Leins
Corporate Secretary

Auburn, Indiana
December 11, 1997

                                 PEOPLES BANCORP
                             212 West Seventh Street
                              Auburn, Indiana 46706

                         Annual Meeting of Stockholders

                                 PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorp (the "Company"), the holding company for Peoples Federal Savings Bank of DeKalb County (the "Bank"), for use at the annual meeting of the stockholders of the Company to be held on Wednesday, January 14, 1998, and at any adjournments thereof. The Annual Report to Stockholders for the fiscal year ended September 30, 1997, and a form of proxy to be voted at the meeting are being furnished to stockholders with this Proxy Statement. The approximate date of mailing of this proxy statement is December 11, 1997.

      The close of business on November 30, 1997, has been selected as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On that date, 3,391,953 shares of the Company's Common Stock, par value $1.00 per share, were outstanding. Stockholders will be entitled to one vote for each share of the Company's Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders.

      A plurality of the votes cast by stockholders in person or by proxy at the annual meeting will be necessary for approval of Proposal 1 described herein. A majority of the votes cast by stockholders in person or by proxy at the annual meeting will be necessary for approval of Proposal 2 described herein.

      All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no instructions are given, such proxies will be voted in favor of the election of the directors named in this proxy statement and in favor of Proposal 2. Abstentions and broker non-votes (shares as to which a broker indicates that it does not have authority to vote) are counted for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposals presented herein, since such actions do not represent votes cast by stockholders.

      The Board of Directors does not know of any business, other than that described herein, to be presented for action at the annual meeting. However, if any other business is properly presented before the annual meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Any stockholder has the power to revoke his proxy at any time before it is voted at the annual meeting by giving written notice of such revocation (including the filing of a duly executed proxy bearing a later date) to Carole J. Leins, the Secretary of Peoples Bancorp, 212 West 7th Street, Auburn, Indiana 46706, or upon request if the stockholder is present at the annual meeting and chooses to vote in person.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      Two directors will be elected at the meeting to serve for a three-year period. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.

      The Board of Directors unanimously recommends that stockholders vote "FOR" each of the named nominees to the Company's Board of Directors.

      The following table lists the directors and their terms for both the Bank and the Company. The table also sets forth the number of shares of the Company's Common Stock beneficially owned by the directors of the Company and by the directors and executive officers of the Company as a group as of November 30, 1997.

                       NOMINEES FOR ELECTION AS DIRECTORS
                                                          Shares of
                                                           Common
                                                            Stock
                                 Director    Present    Beneficially    Percent
Name                   Position   Since   Term Expires     Owned     of class(1)

NOMINEES FOR THREE YEAR TERM:

Bruce S. Holwerda       Director    -          -           1,000(2)         .04%
John C. Harvey          Director   1990      1998         32,342(3)        1.43

DIRECTORS CONTINUING IN OFFICE:

Douglas D. Marsh        Director   1990      2000         17,000(4)         .75
Lawrence R. Bowmar      Director   1990*     2000         12,917(5)         .57
Maurice F. Winkler III  Director   1993      2000         35,137(6)        1.54
                        and President
Robert D. Ball          Director   1990      1999         13,200(7)         .58
John C. Thrapp          Director   1990      1999         31,868(8)        1.41
Roger J. Wertenberger   C.E.O. an  1990      1999         90,128(9)        3.96
                        Chairman
                        of the Bo

All executive officers and directors of the Company and Bank as a group (13 persons) 295,154(10) 13.05% *Mr. Bowmar retired from the Board in July, 1993 after having served as a director of the Company since 1990. He was reelected to the Board in 1994.

1. Computed based upon a total of 2,261,324 issued and outstanding shares of Common Stock as of September 30, 1997. The information presented does not include the three for two stock split which was effective November 24, 1997.

2. All of the shares owned by Mr. Holwerda are owned jointly with Mr. Holwerda's wife with shared voting and investment power.

3. Of the shares owned by Dr. Harvey, 29,882 shares are held by Dr. Harvey with sole voting and investment power and 2,460 shares are held by Dr. Harvey's wife with sole voting and investment power.

4. Of the shares owned by Mr. Marsh, 11,000 shares are held by Mr. Marsh with sole voting and investment power and 6,000 shares are held by Mr. Marsh's wife with sole voting and investment power.

5. All of the shares owned by Mr. Bowmar are held with sole voting and investment power.

6. Of the shares owned by Mr. Winkler, 14,600 are held by Mr. Winkler with sole voting and investment power, 17,002 shares are held by Mr. Winkler's wife with sole voting and investment power, 1,841 shares are held in the ESOP for the benefit of Mr. Winkler, and 1,694 shares are controlled by Mr. Winkler as Trustee under a Trust for the benefit of his children, for which he has sole voting and investment power.

7. Of the shares owned by Mr. Buttermore, 15,006 shares are held by Mr. Buttermore's wife with sole voting and investment power, and 15,006 shares are held by Mr. Buttermore with sole voting and investment power.

8. All of the shares owned by Mr.Ball are held with sole voting and investment power.

9. Of the shares owned by Mr. Thrapp, 21,730 shares are held by Mr. Thrapp with sole voting and investment power, 325 shares are held in the ESOP for the benefit of Mr. Thrapp, and 10,567 are held by Mr. Thrapp's wife with sole voting and investment power.

10. Of the shares owned by Mr. Wertenberger, 51,772 shares are held by Mr. Wertenberger with sole voting and investment power, 3,889 shares are held in the ESOP for the benefit of Mr. Wertenberger, 32,000 shares are held by Mr. Wertenberger's wife with sole voting and investment power, and 2,000 shares are held jointly by Mr.Wertenberger's wife and mother-in-law with shared voting and investment power.

11.   No options are exercisable within 60 days to purchase shares.

The business experience during the past five years of each of the directors is as follows:

     Mr. Wertenberger, 65, has served as a director of the Bank since joining the Bank in 1954. Mr. Wertenberger became President of the Bank in January 1964 and Chairman of the Board in January 1979. Mr. Wertenberger serves as a director and CEO of Peoples Financial Services, Inc., the Bank's service corporation subsidiary ("Peoples Financial"). Mr. Wertenberger became President, Director, and Chairman of the Board of Peoples Bancorp upon its inception in 1990. Effective October 1, 1996, Mr. Wertenberger relinquished the title of president for Peoples Bancorp, Peoples Federal Savings Bank, and Peoples Financial Services Inc. and remained CEO for those organizations.

     Mr. Ball, 71, has served as a director of the Bank since 1982. From February 1948 to December 1983, Mr. Ball was the president of Ball Brass and Aluminum Foundry, Inc. in Auburn, Indiana. He is currently retired.

     Mr. Bowmar, 69, has served as a director of the Bank from 1974 to 1993 and was the Bank's Vice President-Consumer Loans from 1986 until his retirement in 1993. In 1993 Mr. Bowmar resigned from the Board of Directors to fulfill an assignment with the Peace Corps in Romania. Mr. Bowmar was reelected to the Board in 1994. Mr. Bowmar is currently retired.

     Mr. Holwerda, 49, has been nominated by the Board of Directors to fill the vacancy created by the retirement of Mr. Buttermore. Mr. Holwerda is co-owner of Ambassador Steel Corporation Auburn, Indiana, and serves as Vice President and Chief Operating Officer, positions he has held since 1990. Mr. Holwerda has worked at Ambassador Steel in various capacities since 1979.

     Dr. Harvey, 66, has served as a director of the Bank since 1979. He is a self-employed physician engaged in private practice in Auburn, Indiana. Dr. Harvey also serves as a director of Peoples Financial.

     Mr. Thrapp, 63, served as a director and officer of First Federal Savings and Loan Association of Kendallville which merged with the Bank in August 1990. Since 1962, Mr. Thrapp has been an attorney with the firm of Thrapp & Thrapp in Kendallville, Indiana.

     Mr. Marsh, 56, has served as a director of the Bank since 1982. He currently serves as Chairman of the Board of Applied Innovations Inc. in Chicago, Illinois, President of Bridgewater Golf Club in Auburn, Indiana, Regional Director Excel Communications in Dallas, Texas, and Associate of Auburn Reality in Auburn, Indiana. From 1991 to 1996, Mr. Marsh served as Vice President of Sales for Superior Chaircraft, which is a division of JSJ Seating Corporation, Belton, Texas. From 1976 to 1991, Mr. Marsh served as President and Chief Executive Officer of Garrett Industries of Hudson, Indiana. Mr. Marsh also serves as a director of Peoples Financial.

     Mr. Winkler, 41, was appointed to the Board of Directors of the Bank and Company in June 1993. Mr. Winkler joined the Bank as an accountant in 1979. From 1981 to 1985, he served as the Bank's Controller and in December 1985 became Vice President-Operations. From May 1987 to September 1996, Mr. Winkler assumed responsibilities as the Bank's Vice President-Finance. Mr. Winkler is the son-in-law of Roger J. Wertenberger. Mr. Winkler also serves as Treasurer of Peoples Bancorp and as a director of Peoples Financial. Mr. Winkler assumed the duties of President and Chief Operating Officer of Peoples Bancorp, Peoples Federal Savings Bank, and Peoples Financial Services, Inc. in October 1996.

            Executive Officers of the Company Who Are Not Directors

     Carole J. Leins, 59, joined the Bank in 1965 and became Corporate Secretary of the Bank in January 1983. Mrs. Leins also serves as Vice President and Treasurer of Peoples Financial and as Corporate Secretary of Peoples Bancorp.Executive Officers of the Bank Who Are Not Directors

     Jeffery L. "Jay" Grate, 34, joined the Bank as a loan counselor in April of 1988. He was promoted to Vice President in October of 1993 and subsequently to Vice President of Lending Operations in July of 1997.

     Herma  F.   Fields,   59,   joined  the  Bank  in  1967  and  became   Vice
President-Savings in January 1980.

     Deborah K. Stanger, 41, is a Certified Public Accountant who joined the Bank in 1989 as Controller and was promoted to Vice President in September 1995. Effective October 1996, Mrs. Stanger assumed the duties of Vice President and Chief Financial Officer for the Bank. Prior to her employment at the Bank, Mrs. Stanger was employed by Marketing Impact as Controller from 1985 to 1989.

     Donald E. Budd, 48, joined the Bank in June of 1997 as Vice President and Trust Officer. During the period 1995 to 1997, Mr. Budd was Vice President and Trust Officer for Citizens Trust in Kentucky. During the period of 1976 through 1994, Mr. Budd held various positions with Indiana National Bank.

      The term of each executive officer of the Company or Bank is one year, renewable annually by the Board of Directors.Corporate Governance and Other Matters The Board of Directors of the Company held thirteen meetings during the fiscal year ended September 30, 1997. All directors have attended at least 75% of all Board of Directors' and committee meetings. Four regular members of the Board of Directors are members of the Executive Committee, which is permitted to act with any three members present in the absence of regularly scheduled Board meetings. The Executive Committee exercises all the authority of the Board of Directors to the extent permitted by the Company's Bylaws. The Executive Committee consists of Roger J. Wertenberger, Chairman, Maurice F. Winkler, John
C. Thrapp, Douglas D. Marsh, and John C. Harvey. This Committee meets when needed and held no meetings during the fiscal year ended September 30, 1997. The Board of Directors has standing Budget, Audit, and Nominating Committees.

      The Budget Committee establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries, bonuses, and ESOP contributions for all employees and executive officers. The members of the Budget Committee are: Robert D. Ball, Chairman, John C. Harvey, Douglas D. Marsh, and John C. Thrapp. The Budget Committee held four meetings during the fiscal year ended September 30, 1997. The Audit Committee reviews and approves the scope of the audit procedures employed by the Company's independent auditors and meets with the auditors to discuss the results of their examination of the Company's financial statements. The Committee reviews the operations of the Company's internal audits performed by management and the results of its audit procedures. In addition, the Committee reviews all reports prepared in connection with the Company's annual examinations by the regulatory authorities. The members of the Audit Committee are: John C. Harvey, Chairman, Lawrence R. Bowmar and Robert D. Ball. The Committee held one meeting during the fiscal year ended September 30, 1997.

      The Nominating Committee meets when director vacancies occur and recommends individuals for nomination to the Company's Board of Directors and to the governing bodies of its subsidiary corporations. The Nominating Committee consists of the Board of Directors. The Committee held one meeting during the fiscal year ended September 30, 1997. The Nominating Committee does not consider nominees recommended by stockholders. Under the Company's Bylaws, however, nominations may be made by stockholders and voted upon at an annual meeting if made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the annual meeting. No nominations for directors except those made by the Nominating Committee or by the stockholders in accordance with the Bylaws shall be voted upon at the annual meeting.

Securities Ownership of Certain Beneficial Owners

        There are no persons known to the Company who own beneficially more than 5% of the Company's common stock as of November 30, 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997, all
Section 16(a) filing requirements applicable to the Company's officers and directors were complied with, subject to the following exceptions: Form 4 for John C. Harvey reporting purchases for August 6, 1996, and May 30, 1997, were filed late.

Transactions With Certain Related Persons

      The Bank has followed the policy of offering loans to the Company's and the Bank's directors, officers and employees for the financing of their principal residences. These loans are made in the ordinary course of business on substantially the same terms and collateral, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank grants consumer loans to directors, officers, and employees at rates and terms applicable to its other customers.

      The following table sets forth certain information with respect to loans to directors and executive officers whose loans exceeded an aggregate of $60,000 during the past fiscal year.



                                               Highest Amount
                           Date of   Amount  Outstanding During Balance as of  Interest
Name and Position            Loan    of Loan    Fiscal 1997     Sept. 30, 1997  Rate      Purpose
-----------------            ----    -------    -----------     --------------  ----      -------

John Thrapp, Director      10/14/86 $120,000    $80,091            64,511      6.125%   1st Mortgage
Roger J. Wertenberger,
Director, CEO, COB         12/24/96   75,000     75,000            66,101      7.250%   1st Mortgage
Donald E. Budd, VP         07/28/97  155,000    155,000           154,885      7.500%   1st Mortgage
Jeffery Grate, VP          04/09/94  110,400     55,509            54,671      6.750%   1st Mortgage
                           01/25/96   75,000     71,237            69,081      7.000%   1st Mortgage
                           05/01/97   23,000     22,978            22,659     10.500%   2nd Mortgage
John C. Harvey, Director   05/27/97   76,000     76,000            75,307      7.500%   1st Mortgage
Maurice Winkler, Director, 07/26/97 $150,000    $150,000         $148,833      7.500%   1st Mortgage
Pres.




   COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORSOF EXECUTIVE OFFICERS AND
                                   DIRECTORS

Executive Compensation

Summary of Cash and Certain Other Compensation

         The  following   table  sets  forth  summary   information   concerning
compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer. No other executive officers of the Company had an annual salary and bonus that exceeded $100,000 during each of the last three fiscal years.

                           Summary Compensation Table




                                                  Other Annual      All Other
 Name and Principal Position Year Salary  Bonus  Compensation(1) Compensation(2)
 --------------------------- ---- ------  ----- ---------------- ---------------
 Roger J. Wertenberger       1997 $121,000 $6,050    $10,800          $6,050
 Chairman and
 Chief Executive Officer     1996  118,000  5,900     10,800           5,900

                             1995  114,400  8,250      9,600           5,500

 (1) The amount shown represents director's fees. Does not include personal use of an automobile provided by the Bank, which use was valued at approximately $2,000 for each of the periods indicated.

 (2)     The  amount   shown   represents   that  portion  of  the  Bank's  ESOP
         contribution allocated to the account of Mr. Wertenberger.

Option Exercises and Holdings

         On May 19, 1987, the Bank's Board of Directors adopted a Stock Option Plan (the "Option Plan") which permits the granting of incentive and non-qualified stock options. Stockholders approved the Option Plan on January 13, 1988. In December, 1991, the Bank's Board of Directors authorized the amendment and restatement of the Option Plan to provide for the issuance of the Company's Common Stock, rather than the Bank's stock, upon the exercise of options, and the Company's Board of Directors consented to this action. Further, in December 1991, the Bank's Board of Directors adopted amendments to the Option Plan, which did not require stockholder approval, to conform the Option Plan to the new rules of the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

         Under the Option Plan, options for a maximum of 200,000 shares, after adjustment for the 1993 stock split, and subject to future adjustments, may be granted pursuant to the Option Plan. Under the Option Plan, the Board of Directors, in its sole discretion, may grant options to employees, officers and consultants who are common law employees of the Company or the Bank at a price not less than 100% of the fair market value of the Company's Common Stock on the date of the grant. Options expire on such dates as the Board of Directors or Stock Option Committee may determine, but not later than 10 years from the date of grant. No options were granted to any executive officers of the Bank or the Company during fiscal year 1997. As of September 30, 1997, no options were outstanding.

         During fiscal 1997, the Company's Chief Executive Officer, Roger J. Wertenberger, did not own or exercise any stock options of the Company.

Defined Benefit Pension Plan

         The Bank maintains a defined benefit pension plan (the "Retirement Plan") for all eligible employees (the "Participants"). In order to be eligible to participate, an employee must attain age 21 and complete 1,000 hours of credited service during an eligibility computation period. The Retirement Plan is funded solely by Bank contributions and generally provides for vested benefits to Participants with 100% vesting after five years of credited service. Total Retirement Plan expenses for the fiscal year ended September 30, 1997, were $10,698. At September 30, 1997, the Retirement Plan was fully funded.

         A Participant's benefit at normal retirement age (65) is dependent upon his total years of credited service and his average annual salary for the five consecutive years of highest salary during credited service. However, the benefit so determined is subject to proportionate reduction for credited service of fewer than 30 years at normal retirement age, and is also subject to actuarial reduction for commencement of benefit payment prior to normal retirement age. The Retirement Plan also provides a death benefit payment in the event of death prior to retirement.

         The table below shows estimated annual benefits (computed on the normal life annuity basis) payable under the Company's Retirement Plan to any employee upon retirement in 1997 at age 65 after selected periods of service. There is no benefit reduction for Social Security or other offset amounts. As of September 30, 1997, Roger J. Wertenberger had 43 years of credited service.

Remuneration                           Years of Service
         -----------------------------------------------------------------------
         10 Years 15 Years 20 Years 25 Years 30 Years 35 Years 40 Years 45 Years
         -------- -------- -------- -------- -------- -------- -------- --------
 50,000   10,000   15,000   20,000   25,000   30,000   35,000   40,000   45,000
 75,000   15,000   22,500   30,000   37,500   45,000   52,500   60,000   67,500
100,000   20,000   30,000   40,000   50,000   60,000   70,000   80,000   90,000
150,000   30,000   45,000   60,000   75,000   90,000  105,000  120,000  135,000
200,000   40,000   60,000   80,000  100,000  120,000  140,000  160,000  180,000
250,000   50,000   75,000  100,000  125,000  150,000  175,000  200,000  225,000

Employee Stock Ownership Plan

         On November 15, 1988, the Board of Directors of the Bank adopted an Employee Stock Ownership Plan (the "ESOP") which was approved by the stockholders on January 11, 1989. The ESOP invests primarily in the common stock of the Company ("Peoples Stock") which, along with other ESOP assets, is held in trust by Norwest Bank, Fort Wayne, Indiana, as trustee pursuant to a trust agreement. The trustee is authorized to invest in and hold up to 100% of the trust in Peoples Stock but is not required to hold a minimum percentage of ESOP assets in Peoples Stock. The trustee is also authorized to invest in other securities, such as certificates of deposit, equity stocks, bonds and other investments.

         From time to time, the ESOP purchases shares of Peoples Stock in open market transactions. These purchases are made at prices which do not exceed the fair market value of Peoples Stock. To purchase such Stock, the ESOP is authorized to borrow funds from an unrelated third-party lender secured by the purchased shares. Any such loan is to be repaid with funds from the Bank's contributions to the ESOP and earnings on ESOP assets. The ESOP has not borrowed funds as of September 30, 1997. Contributions from the Bank to the ESOP are made out of net operating profits in amounts established by the Board of Directors in its sole discretion. Such contributions may be made either in cash or in shares of Peoples Stock.

     The ESOP is administered by a committee appointed by the Board of Directors (the "Committee"). The Committee directs the trustee as to investments that may be made by the ESOP and loans that may be incurred for the purchase of shares of Peoples Stock. The members of the Committee are Robert D. Ball, John C. Thrapp, Douglas D. Marsh and Dr. John C. Harvey.

         The ESOP maintains an account for each participant in the ESOP which is credited annually with his or her allocable shares of Peoples Stock purchased by the trust, any forfeitures of Peoples Stock (i.e., that portion of a participant's account that does not vest in and is not paid to a participant who resigns or is dismissed from the employ of the Bank) and any stock dividends on Peoples Stock allocated to the participant's account. The amount credited to each participant's account equals that proportion of the Company's total contribution plus all forfeitures that such participant's annual compensation bears to the total annual compensation of all participants for that year. All participants must be employed on the last day of the plan year (September 30) to be entitled to share in an allocation for that plan year. Any shares purchased by the trust with borrowed funds are held in a suspense account and allocated proportionately to participant accounts as payments of principal and interest are made on the loan. With respect to shares of Peoples Stock allocated to a participant's account, each participant is entitled to direct the trustee as to the manner of voting such shares. If the Participant fails to so direct the trustee, such unvoted shares will be voted by the trustee only upon instructions from the Committee. Similarly, unallocated shares will be voted by the trustee only upon instructions from the Committee. In either case, the voting of unvoted or unallocated shares is in the Committee's sole discretion.

         Any full-time employee of the Bank who has attained the age of 18 is eligible to become a participant in the ESOP. Each participant becomes vested in 20% of his or her account balance after three years of service and becomes vested in an additional 20% for each subsequent year of service until fully vested after seven years of service. Distributions from the ESOP upon retirement, disability, death or termination of employment may be in the form of cash or Peoples Stock.

         Adoption of the ESOP may be considered an anti-takeover device, since the ESOP may become the owner of a sufficient percentage of the total outstanding common stock of the Company so that the vote of the trustee (or of plan participants) may serve as a defense in a hostile takeover.

         As of September 30, 1997, the ESOP held 33,801 shares (1.49%) of the Company's stock, all of which has been allocated to participant accounts. The plan contributions charged to ESOP expense totaled $77,932 during the fiscal year ended September 30, 1997. The ESOP also incurred expenses of $3,304 which, under the terms of the ESOP, were paid by the Bank.

Insurance Plans

         The Bank's officers and employees are provided with hospitalization, major medical, life, accidental death and dismemberment insurance and long-term disability insurance under group plans which are available generally and on the same basis to all full-time employees.

Bonus Plan

         The Bank has a bonus plan for all employees of the Bank. The plan does not apply to employees of subsidiaries or affiliates of the Bank. Under the plan, bonus money is made available to the extent of the net profits of the Bank up to 10% of an employee's base annual salary as defined in the plan. The determination of the amount of a bonus to be paid under the plan is made by the Board of Directors in its sole discretion, after consideration and recommendation by the Budget Committee, based on profitability of the Bank.

         During the fiscal year ended September 30, 1997, bonuses under this plan aggregating $80,425 were paid to employees of the Bank. Amounts allocated under the bonus plan are included in the Summary Compensation Table.

Employment Agreement

         On May 19, 1987, the Bank's Board of Directors approved an employment agreement with Roger J. Wertenberger, President, Chief Executive Officer and Chairman of the Board of Directors of the Bank. The agreement as subsequently amended provides for a term of three years, renewable annually for the entire term. Under this agreement, Mr. Wertenberger receives a base annual salary of $90,000, subject to an annual cost of living increase. For fiscal year 1998, Mr. Wertenberger's salary was set by the Board of Directors at $120,000. In addition, Mr. Wertenberger is entitled to reimbursement for expenses incurred to carry out his duties under the agreement and to participate in any bonus programs, incentive compensation programs, profit sharing plans, retirement plans, stock option plans and stock purchase plans, as may be in effect, as well as such other fringe benefits as the Bank may make available to its executive officers. Under the agreement, Mr. Wertenberger also has the use of a new
automobile   and   receives,   at  no  cost  (other  than   applicable   taxes),
hospitalization, major medical, disability and group life insurance. If disabled, Mr. Wertenberger would be compensated for the greater of the remaining term of his agreement or two years.

         Under the agreement, the Bank may terminate Mr. Wertenberger's employment for "cause" (which includes incompetence, willful misconduct, violation of law or a final cease and desist order or a material breach of the agreement). Upon such termination, all obligations of the Bank under the agreement will terminate, except for any vested rights of Mr. Wertenberger. The Bank also would be able to terminate Mr. Wertenberger's employment without cause, upon payment to him for a period of three years of the benefits that would be payable to him in the event of a "change in control" (see below). If Mr. Wertenberger is subject to supervisory suspension, the Bank's obligations under the agreement would be suspended, although the Bank may pay upon his reinstatement any amounts withheld during suspension; if he is subject to supervisory removal, his agreement would terminate automatically, except for any vested rights.

         The agreement also provides that in the event of a "change in control" of the Bank (defined generally as a substantial change in its board membership or management, other than by the board's agreement or in the ordinary course of business), Mr. Wertenberger will have the right to terminate his employment during the next six months, upon written notice to the Bank. If Mr. Wertenberger exercises this right, he will receive his base salary for three years, title to his automobile, complete funding of any unfunded retirement benefits or the equivalent thereto, complete and immediate vesting of all stock options (and reimbursement of any adverse tax consequences resulting therefrom), a bonus of 1% of the Bank's pre-tax profits not to exceed 200% of his base salary, and certain other benefits.

         The agreement further provides that, in the event of a change in control, any benefits payable to Mr. Wertenberger will be reduced so as not to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. That section would disallow a deduction to the corporation of such payments and impose a 20% nondeductible excise tax on the recipient. Termination benefits will trigger the unfavorable excess parachute payments rules if their discounted present value equals or exceeds three times the recipient's average annualized compensation from the Bank for the five taxable years ending before the date of the change in control. If Mr. Wertenberger had exercised his termination rights under the agreement at September 30, 1997, the discounted present values of his parachute payments would have approximated $350,000 at that date. Since a portion of these benefits would constitute excess parachute payments, the payments would have been reduced to lower their discounted present value to approximately $275,000. A potential acquirer of the Bank might determine that a proposed acquisition is less attractive because of these termination benefits. Director CompensationCompensation

         Directors do not receive any fees for serving as directors of the Company. Directors of the Bank currently receive $12,000 per year. For the fiscal year ended September 30, 1997, directors' fees totaled $86,400. In addition, Directors Emeritus of the Bank are paid for each meeting at a monthly fee equal to the fee they received at the time of retirement from the Board. For the fiscal year ended September 30, 1997, Director Emeritus fees totaled $19,800.

Report of the Budget Committee

         The Budget Committee of the Bank establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries and bonuses for all employees and executive officers. All decisions of the Budget Committee are subject to approval by the full Board of Directors. In fiscal 1997, the Board of Directors made no modifications to the Budget Committee's compensation recommendations. In recommending the salaries of the executive officers, the Budget Committee has access to and reviews compensation data for comparable financial institutions. The officers are also evaluated as to their performance during the year and compared to the Bank's performance.

         In making recommendations with respect to executive compensation, the Budget Committee attempts to achieve the following objectives while furthering a policy of cost containment by controlling expenses:

   1. Provide compensation comparable to that which is offered by other similarly situated financial institutions in order to attract and retain talented executives who are critical to the Company's success;

   2. reward executive officers based upon their ability to achieve both short- and long-term strategic goals and to enhance shareholder value; and

   3. align the interests of the executive officers with the long-term interests of the stockholders by granting stock options and making ESOP contributions.

         At the present time, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of ESOP contributions and stock options. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions and individual performance. Annual incentive bonuses are tied to the Company's net income performance for the current fiscal year. Both the ESOP and the Option Plan have a direct relation to the long-term enhancement of shareholder value. These plans are designed to motivate the employee to increase shareholder value.

         For fiscal year 1997, the Budget Committee recommended, and the Board of Directors approved, a salary of $121,000 and a bonus of $6,050 for Mr. Wertenberger. In addition, Mr. Wertenberger received long-term compensation in the form of a $6,050 allocation to his account under the ESOP. In recommending the salary and bonus amounts for Mr. Wertenberger, the Budget Committee considered the Bank's financial performance, Mr. Wertenberger's operational performance, and levels of executive compensation at comparable financial institutions. Although Mr. Wertenberger's compensation is below the median level for the Bank's peer group, the Budget Committee believes that the compensation awarded is consistent with the Bank's efforts to reward performance and control expenses.

Dated:  September 16, 1997                  BUDGET COMMITTEE

                                     Robert D. Ball             Douglas D. Marsh
                                     Jack L. Buttermore         John C. Thrapp
                                     John C. Harvey

Compensation Committee Interlocks and Insider ParticipationCommittee Interlocks
                           and Insider Participation

         No person who served as a member of the Budget Committee during the 1997 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries, except for John Thrapp, who serves as Asst. Trust Officer of the Bank. During the 1997 fiscal year, no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Budget Committee of the Company or the Bank.

Performance GraphGraph

         The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of the SNL Midwest Thrift Index comprised of all mid-west publicly traded savings and loan associations and savings and loan holding companies over the periods indicated. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

   COMPARISON OF THE FIVE YEAR CUMULATIVE TOTAL RETURN AMONG PEOPLES BANCORP,
            THE NASDAQ MARKET INDEX, AND THE SNL MIDWEST THRIFT INDEX

      The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                   PROPOSAL 2

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Geo. S. Olive & Co. LLC, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1998. A proposal to approve the appointment of Geo. S. Olive & Co. LLC, will be presented to the Company's stockholders at the annual meeting. Representatives of Geo. S. Olive & Co. LLC, are expected to be present at the annual meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they desire.

     The Board of Directors unanimously recommends that stockholders vote "FOR" the appointment of Geo. S. Olive & Co.

                              COSTS OF SOLICITATION

      The costs of this proxy solicitation will be paid by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person or by telephone, telegram or other means. Company personnel will not receive any additional compensation for solicitation of proxies unless such solicitation requires such persons to work overtime. If deemed necessary, the Company may retain a proxy solicitation firm. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred therewith.

                             FORM 10-K ANNUAL REPORT

      THE COMPANY WILL PROVIDE (WITHOUT CHARGE) TO ANY STOCKHOLDER SOLICITED HEREBY A COPY OF ITS 1997 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S SECRETARY, 212 WEST 7TH STREET, AUBURN, INDIANA 46706.

                                  OTHER MATTERS

      The management does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

                             STOCKHOLDERS' PROPOSALS

      All proposals of stockholders to be presented for consideration at the next annual meeting and included in the proxy statement must be received by the Company no later than August 13, 1998.

December 11, 1997          (Peoples Bancorp logo)                PEOPLES BANCORP